Exhibit 2.2

AMENDMENT TO THE STOCK PURCHASE AND CONTRIBUTION AGREEMENT

This AMENDMENT TO THE STOCK PURCHASE AND CONTRIBUTION AGREEMENT (this “Amendment”), dated as of October 24, 2005, is made and entered into by and between Yahoo! Inc., a Delaware corporation (“Yahoo!”) and Alibaba.com Corporation, a Cayman Islands company (“Alibaba”) to amend that certain Stock Purchase and Contribution Agreement dated as of August 10, 2005 by and between Yahoo! and Alibaba (the “SPCA”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the SPCA.

W I T N E S S E T H:

WHEREAS, Yahoo! and Alibaba desire to make certain amendments to the SPCA to reflect certain modifications to the terms and transactions contemplated by the SPCA and the Ancillary Agreements, as permitted by Section 11.7 of the SPCA;

NOW, THEREFORE, in consideration of the mutual promises and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

A.            AMENDMENTS TO SPCA

1.             Clause (iii) of Section 1.1 of the SPCA is hereby amended by deleting the references to “US$250 million” and “201,617,750 Ordinary Shares” therein and substituting therefor “US$70 million” and “173,914,547 Ordinary Shares,” respectively.

2.             Section 1.2(a)(ii) is amended by deleting the clause “and bearing or accompanied by all requisite stock transfer stamps.”

3.             The first sentence of Section 2.2(b) of the SPCA is hereby replaced in its entirety with the following:

“The authorized share capital of 3721 HK consists of 32,015,560 ordinary shares, par value HK$0.1 per share, of which only 19,161,405 shares are issued and outstanding.”

4.             The last full sentence of Section 3.2(a) of the SPCA is hereby replaced in its entirety with the following:

“As of the Closing Date, after giving effect to the transactions contemplated hereby and in the other Ancillary Agreements, there will be 700,000,000 authorized Ordinary Shares, of which no more than a total of 654,103,386 will be: (i) issued and outstanding, (ii) issuable upon the exercise of any options or warrants, (iii) reserved for issuance under any Benefit Plan, and (iv) issuable or reserved for issuance upon conversion of the Convertible Bond.”

5.             The parties hereby agree that the actions contemplated by Section 4.1(q) of the SPCA shall not occur before the Closing.  Not later than November 15, 2005,

(a) Yahoo! shall, and shall cause each other member of the Yahoo! Group to, eliminate, terminate, compromise, release, offset or nullify all liability of each member of the China Group to each member of the Yahoo! Group with respect to all Intercompany Claims, and shall provide evidence thereof to Alibaba in form and substance reasonably satisfactory to Alibaba;

(b) Alibaba shall cause each member of the China Group to eliminate, terminate, compromise, release, offset or nullify all liability of each member of the Yahoo! Group to each member of the China Group with respect to all Intercompany Claims, and shall provide evidence thereof to Yahoo! in form and substance reasonably satisfactory to Yahoo!; and

(c) Yahoo! shall, and shall cause each other member of the Yahoo! Group to, terminate all Intercompany Contracts, and shall provide evidence thereof to Alibaba in form and substance reasonably satisfactory to Alibaba.  Alibaba shall cause each member of the China Group to terminate all Intercompany Contracts and shall provide evidence thereof to Yahoo! in form and substance reasonably satisfactory to Yahoo!.

Yahoo! and Alibaba shall cooperate in good faith to structure the actions contemplated by clauses (a) and (b) of this Section 5 in an manner so as to reduce the Tax liability, if any, that may be created as a result thereof.

“Intercompany Claims” means all claims, causes of action, debts, suits, rights of action, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, variances, executions, demands, or obligations of any nature whatsoever, matured or unmatured, liquidated or unliquidated, absolute or contingent, known or unknown, at law, in equity or otherwise which are based upon or related to either (i) payables and receivables between any member of the Yahoo! Group (other than a member of the China Group) on the one hand and any member of the China Group on the other hand existing as of immediately before the Closing (other than any payment obligations created under the SPCA, any Ancillary Agreement, any other Contract entered into upon or after the Closing or any other Contract expressly contemplated thereby) or (ii) any Intercompany Contract; provided, that the term “Intercompany Contract” shall not include the SPCA, the Ancillary Agreements, any other Contract entered into upon or after the Closing or any other Contract expressly contemplated thereby.

6.             Section 4.7(a) of the SPCA is hereby amended by adding the following sentence at the end thereof:

“Yahoo! shall submit to the Hong Kong Stamp Office the bought and sold notes for the transfer of the 3721 Shares together with other documents for the adjudication of stamp duties by the second Business Day after the Closing Date in accordance with applicable Law.  Yahoo! and Alibaba shall share the aggregate amount of all stamp duties payable in respect of such transfer as provided in this Section 4.7(a).  Promptly after receiving a notice from the Hong Kong Stamp Office of the amount of such stamp duties to be paid, (i) Yahoo! shall remit such stamp duties to the Hong Kong Stamp Office and (ii)  upon receiving written evidence of such remittance, Alibaba shall remit its share of such stamp duties to Yahoo!”

7.             Sections 5.1(r) and 5.1(s) of the SPCA are hereby amended by inserting the phrase “except for the Convertible Bond,” at the beginning of each of Sections 5.1(r) and 5.1(s) of the SPCA.

8.             Section 5.7 of the SPCA is hereby amended by deleting the last sentence thereof and adding the following at the end of such Section:

“Nothing in this Section 5.7 shall be construed as obligating Alibaba to continue the employment of any China Group Employee after the Closing.”

9.             The definition of “Ancillary Agreement” in Section 10.2 of the SPCA is hereby replaced in its entirety with the following:

“Ancillary Agreements:  the ancillary agreements to be entered into in connection with the consummation of the transactions contemplated by this Agreement, including without limitation, the Shareholders Agreement, the Memorandum and Articles, the Secondary Shares Purchase Agreement, the Tao Bao Share Purchase Agreement, the Tao Bao Share Exchange Agreement, the Convertible Bond, the Convertible Bond Subscription Agreement, the Non-Competition Agreements, the Registration Rights Agreement, the Technology and Intellectual Property License Agreement and the Yahoo! Investment Agreement.”

10.           The definition of “Secondary Share Purchase Agreement” in Section 10.2 of the SPCA is hereby replaced in its entirety with the following:

“Secondary Share Purchase Agreement:  the agreement pursuant to which Yahoo! will purchase from certain existing shareholders of Alibaba, and such shareholders will sell to Yahoo!, certain Ordinary Shares, on the terms and conditions set forth in such agreement, substantially in the form of Exhibit C hereto, by and among Yahoo! and such shareholders.”

11.           The following definitions are hereby added in Section 10.2 of the SPCA:

“Convertible Bond: the Convertible Bond dated October 24, 2005 issued to Softbank by Alibaba at the Closing pursuant to the Convertible Bond Subscription Agreement.”

“Convertible Bond Subscription Agreement: the Convertible Bond Subscription Agreement, dated as of October 24, 2005, made and entered into by and between Alibaba and Softbank.”

12.           Section 11.3(b)(ii) of the SPCA is hereby amended by adding the following sentence at the end thereof.

“The Claimant and Respondent shall direct the tribunal to follow Section 11.3 and to apply the Laws of the State of New York in conducting the arbitration.”

B.            AMENDMENT TO SCHEDULES

13.           Section 2.2(c) of the Yahoo! Disclosure Schedule is hereby replaced in its entirety with Section 2.2(c) of the Amended Yahoo! Disclosure Schedule delivered to Alibaba on the date of this Amendment.

14.           Section 2.13 of the Yahoo! Disclosure Schedule is hereby replaced in its entirety with Sections 2.13 of the Amended Yahoo! Disclosure Schedule delivered to Alibaba on the date of this Amendment.

15.           Sections 3.2(c)(iii), 3.2(d) and 3.2(e) of the Alibaba Disclosure Schedule are hereby replaced in their entirety with
Sections 3.2(c)(iii), 3.2(d) and 3.2(e), respectively, of the Amended Alibaba Disclosure Schedule delivered to Yahoo! on the date of this Amendment.

16.           Section 4.5(f) of the Yahoo! Disclosure Schedule is hereby replaced in its entirety with Section 4.5(f) of the Amended Yahoo! Disclosure Schedule delivered to Alibaba on the date of this Amendment.

C.            AMENDMENT TO EXHIBITS

17.           Exhibit A (Memorandum and Articles), Exhibit B (Shareholders Agreement), Exhibit C (Secondary Share Purchase Agreement), Exhibit F (Technology and Intellectual Property License Agreement), Exhibit I (Opinions of Counsels to Yahoo!) and Exhibit J (Opinions of Counsels to Alibaba) to the SPCA shall be replaced in their entirety with Schedules A, B, C, F, I and J hereto, respectively.

D.            MISCELLANEOUS

18.           Effect of Amendment.  Except as expressly amended by this Amendment, all of the terms and conditions of the SPCA shall remain in full force and effect in accordance with their terms.  On and after the date of this Amendment, each reference in the SPCA to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the SPCA shall mean and be a reference to the SPCA as amended by this Amendment, and each reference to the Alibaba Disclosure Schedule or Yahoo! Disclosure Schedule in the SPCA shall be deemed a reference to the Alibaba Disclosure Schedule and Yahoo! Disclosure Schedule as amended by this Amendment.

19.           Notice.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Amendment shall be made in accordance with Section 11.2 of the SPCA.

20.           Governing Law and Dispute Resolution.  THIS AMENDMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK.  Any dispute, controversy or claim arising out of, relating to, or in connection with this Amendment, or the breach, termination or validity hereof, shall be finally settled in accordance with Section 11.3 of the SPCA.

21.           Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

22.           Assignment.  This Amendment shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable.

23.           No Third Party Beneficiaries.  Except as provided in Section 9 with respect to indemnification of Indemnified Parties under the SPCA, nothing in this Amendment shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

24.           Amendment; Waivers, etc.  No amendment, modification or discharge of this Amendment, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Amendment, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Amendment or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

25.           Entire Agreement.  This Amendment, the SPCA and the Ancillary Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

26.           Severability.  If any provision, including any phrase, sentence, clause, section or subsection, of this Amendment is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.

27.           Headings.  The headings contained in this Amendment are for purposes of convenience only and shall not affect the meaning or interpretation of this Amendment.

28.           Counterparts.  This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

YAHOO! INC.

By:	/s/ Michael Callahan
Name: Michael Callahan
	Title:	Senior Vice President, General Counsel and Secretary

ALIBABA.COM CORPORATION

By:	/s/ Ma Yun Jack
Name: Ma Yun Jack
Title: Director

[SIGNATURE PAGE TO AMENDMENT TO THE STOCK PURCHASE AND
CONTRIBUTION AGREEMENT]